Exhibit 23.3

  CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT ACCOUNTANTS


The Board of Directors
Control Resources Corporation:

     We consent to the incorporation by reference in this registration statement on Form S-8 of P-Com, Inc. of our report dated February 7, 1997, relating to the balance
sheets of  Control  Resources  Corporation ("CRC")  as   of
December 31, 1996 and 1995, and the related statements of operations and (accumulated deficit) retained earnings, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the Form 8-K of P-Com, Inc. dated June 13, 1997, as amended. The report of KPMG Peat Marwick LLP covering the December 31, 1996 and 1995 financial statements contains an explanatory paragraph that states that CRC's 1996 losses from operations and net stockholders' deficit raise substantial doubt about CRC's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



KPMG Peat Marwick LLP


Short Hills, New Jersey
June 27, 1997